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                                  Exhibit 21.1

                          SUBSIDIARIES OF THE COMPANY

Active Wholly Owned Subsidiary Corporations of Century Builders Group, Inc.:

US Title & Guaranty Corporation, a Florida Corporation

Century Realty Company, a Florida Corporation

CBG Management Corp., a Florida Corporation

Century Doral Corp., a Florida Corporation

Century Citrus Isles Corp., a Florida Corporation

Century Land Development Corporation, a Florida Corporation

Century Loans Inc., a Florida Corporation

Century Financing Inc., a Florida Corporation

Century Park at Flagler Ltd., a Florida Corporation

Century at Windsor Palms Inc. a Florida Corporation